HIGHLAND INCOME FUND CALL CENTER OUTBOUND CALLING SCRIPT

Exhibit 99.3

Hello, my name is (CSR FULL NAME).

May I please speak with (SHAREHOLDER’S FULL NAME)?

(Repeat the greeting if necessary)

I am calling on a recorded line regarding your current investment in the Highland Income Fund. Materials were sent to you for the upcoming Adjourned Special Meeting of Shareholders scheduled to take place on September 24th, 2021 and at this time we have not yet received your vote. Do you recall receiving the information?

(Pause for shareholder’s response)

If YES or a positive response from the shareholder:

If you are unable to attend the meeting, I can record your vote by phone. The Board of Trustees have recommended a vote IN FAVOR of the Business Change and Amendment proposals. Shareholder approval of the proposals is required for the Fund to initiate the Tender Offer. Would you like to vote with the Board’s recommendation?

(Pause for shareholder’s response)

If NO or a negative response from the shareholder:

I would be happy to review the meeting agenda with you and record your vote by phone. However, The Board of Trustees have recommended a vote IN FAVOR of the Business Change and Amendment proposals. Shareholder approval of the proposals is required for the Fund to initiate the Tender Offer. Would you like to vote with the Board’s recommendation?

Shareholder/Third Party requests call back number:

We can be reached toll-free at (833) 892-6620, Monday through Friday between the hours of 10:00 a.m. and 11:00 p.m. Eastern time. Your time today is appreciated. Thank you and have a good (MORNING, AFTERNOON, EVENING).

Confirming the vote with the shareholder:

I am recording your vote (RECAP VOTING INSTRUCTIONS FOR ALL NOMINEES/PROPOSALS).

For confirmation purposes please state your full name.

(Pause for shareholder’s response)

According to our records, you reside in (city, state, zip code).

(Pause for shareholder’s response)

To ensure that we have the correct address for the letter confirming your vote, please state your street address.

(Pause for shareholder’s response)

HIGHLAND INCOME FUND CALL CENTER OUTBOUND CALLING SCRIPT

Thank you. You will receive written confirmation of this vote within 3 to 5 business days. Upon receipt, please review and retain for your records. If you should have any questions, please call the toll-free number listed in the letter. Mr./Mrs./Ms. (SHAREHOLDER’S LAST NAME), your vote is important and your time today is appreciated. Thank you and have a good (MORNING, AFTERNOON, EVENING).

Hello.

I am calling on behalf of your current investment in the Highland Income Fund.

The Adjourned Special Meeting of Shareholders is scheduled to take place on September 24, 2021. All shareholders are being asked to consider and vote on important matters. As of today your vote has not been registered.

Your vote is important.

Please contact us as soon as possible, toll-free at (833) 892-6620, Monday through Friday between the hours of 10:00 a.m. and 11:00 p.m. Eastern time to cast your vote.

Thank you and have a good day.